Exhibit 5.1

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

May 18, 2015

Customers Bancorp, Inc.
1015 Penn Avenue
Suite 103
Wyomissing PA 19610

Re:	Customers Bancorp, Inc. – Offering of Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C

Ladies and Gentlemen:

We have acted as counsel to and for Customers Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the offer and sale of up to 2,300,000 shares of the Company’s Fixed-to- Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, including up to 300,000 shares that the underwriters have an option to purchase (the “Shares”).  The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), File No. 333-188040, filed with the United States Securities and Exchange Commission (the “Commission”) on April 19, 2013 and declared effective by the Commission on April 30, 2013 (together with the base prospectus dated April 30, 2013 (the “Base Prospectus”) contained therein and constituting a part thereof, the “Registration Statement”). In connection with an underwritten offering of the Shares, the Company has also filed a preliminary prospectus supplement dated May 11, 2015 (together with the Base Prospectus, the “Preliminary Prospectus Supplement”), a free writing prospectus dated May 11, 2015 (the “Free Writing Prospectus”)  and a final prospectus supplement dated May 11, 2015 (and together with the Base Prospectus, the “Prospectus”).  The Preliminary Prospectus Supplement and the Prospectus were each filed with the Commission pursuant to Rule 424(b) under the Securities Act and the Free Writing Prospectus was filed with the Commission pursuant to Rule 433 under the Securities Act. The offer and sale of the Shares is being made pursuant to an underwriting agreement dated May 11, 2015 between the Company and Morgan Stanley & Co. LLC and UBS Securities LLC, as Representatives of the Underwriters named therein (the “Underwriting Agreement”).

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

Customers Bancorp, Inc.
May 18, 2015

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)           the Registration Statement;

(ii)          the Preliminary Prospectus Supplement;

(iii)         the Free Writing Prospectus;

(iv)         the Prospectus;

(v)          the Underwriting Agreement;

(vi)         a specimen certificate evidencing the Shares;

(vii)        the Statement with Respect to Shares relating to the Fixed-to- Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, in the form filed with the Pennsylvania Department of State on May 15, 2015;

(viii)       the Company’s Amended and Restated Articles of Incorporation, as amended, included as Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on April 30, 2012, as amended by the Amendment included as Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on July 2, 2012;

(ix)          the Company’s Amended and Restated Bylaws, included as Exhibit 3.2 to the Company’s Form 8-K filed with the Commission on April 30, 2012;

(x)           resolutions of the Company’s Board of Directors and the Pricing Committee thereof with respect to the offering of the Shares; and

(xi)          such other records, documents, certificates and statutes as we have deemed necessary for purposes of this opinion letter.

In rendering this opinion, we have assumed and relied upon, without independent investigation (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals and (iii) the conformity to the originals of all documents submitted to us as certified, electronic or photostatic copies.

The law covered by the opinions expressed herein is limited to the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the Commonwealth of Pennsylvania. We are not rendering any opinion as to compliance with any federal or state law, rule, or regulation relating to securities, or to the sale or issuance thereof. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of the Commission’s Regulation S-K, and we express no opinion as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus Supplement or any other prospectus supplement, the Free Writing Prospectus or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

Customers Bancorp, Inc.
May 18, 2015

Our opinions are limited and qualified in all respects by the effects of (i) general principles of equity and limitations on availability of equitable relief, including specific performance, whether applied by a court of law or equity, and (ii) bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, and other laws now or hereafter in force affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and other laws now or hereafter in force affecting generally only creditors of specific types of debtors.

This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, and subject to the qualifications, assumptions and limitations herein stated, we are of the opinion that when the Shares have been issued and delivered upon payment in full of the consideration therefor as described in the Registration Statement, the Prospectus and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the Registration Statement and the offering of the Shares described herein and may not be used, quoted or relied upon for any other purpose without our prior written consent.

We hereby consent to your filing of this opinion as an exhibit to the Company’s Form 8-K dated May 18, 2015 and we further consent to the reference to our firm under the caption “Legal Matters” in the Preliminary Prospectus Supplement and Prospectus, and to any reference to our firm in the Registration Statement as legal counsel who have passed upon the validity of the Shares of the Company proposed to be issued thereunder.  In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act, or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ STRADLEY, RONON, STEVENS & YOUNG, LLP